Exhibit 99.6

                                EXECUTION COPY


                           ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 12th day of August, 1997 by and among Ranger Holdings Corp. a Delaware corporation ("Ranger"), LIN Television Corporation, a Delaware corporation ("LIN"), LIN Broadcasting Corporation, a Delaware corporation ("Broadcasting"), LIN Michigan Broadcasting Corporation, a Michigan corporation ("Michigan") and LCH Communications, Inc., a Delaware corporation ("LCH"). LCH, Broadcasting and Michigan are hereinafter collectively referred to as "Seller" or "Sellers".

                 WHEREAS, contemporaneously with the execution of this Agreement, Ranger, Ranger Acquisition Company, a Delaware corporation, and a wholly-owned subsidiary of Ranger, and LIN are entering into an Agreement and Plan of Merger (the "Merger Agreement");

                 WHEREAS, Seller is the owner and licensee of television broadcast station WOOD-TV, together with certain auxiliary facilities (the "Station"), together with certain local marketing agreement rights and other auxiliary facilities (the "LMA Station") and has an option to acquire television broadcast station WOTV; the operations of the Station as currently conducted and Seller's provision of services to the LMA Station being referred to herein as the "Business";

                 WHEREAS, Ranger is unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless LIN has waived its right of first refusal with respect to the purchase of the Station and the LMA Station, and has agreed to continue to provide consulting services to the Station and the LMA Station from the date hereof until the Closing Date, and LIN has agreed to provide such waiver and agreement;

                 WHEREAS, Broadcasting has an option to purchase the LMA Station (the "Option");

                 WHEREAS, Ranger desires to purchase all the Assets (as hereinafter defined) and to receive the assignment of the Option from Seller if the Merger is consummated, all in accordance with and subject to the terms and conditions hereinafter set forth;

                 WHEREAS, LIN desires to purchase all the Assets and to receive an assignment of the Option from Seller, if the Merger is not consummated, all in accordance with and subject to the terms and conditions hereinafter set forth;

                 WHEREAS, Seller desires to sell and transfer the Assets, and to assign the Option, to Ranger or LIN, as the case may be, as more particularly set forth herein.

                 NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
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                                   ARTICLE 1

                          DEFINITIONS AND REFERENCES

                 Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement. If the Merger Agreement is not terminated prior to the Effective Time (as defined in the Merger Agreement), the term "Buyer" shall mean, and apply to, Ranger. If the Merger Agreement is terminated prior to the Effective Time for any reason whatsoever, the term "Buyer" shall mean, and shall apply to, LIN. All covenants, agreements, liabilities and obligations of Parent and LIN as set forth in this Agreement are several and not joint.

                                   ARTICLE 2

            SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

                 Section 2.1 Asset Sale and Purchase of Assets. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, pay for and accept from Seller at the Closing, all of Seller's right, title and interest in, to and under the Station and all of Seller's rights in respect of the LMA Station and the Option, and all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, owned, leased, used, or held for use by Seller in connection with the Business (collectively, the "Assets"); but excluding the Excluded Assets described in Section 2.2.

                 The Assets shall include, without limitation, all of Seller's right, title and interest in, to and under the following:

                 (a) FCC Licenses. All licenses, permits and other authorizations issued by the FCC to Seller for the operation of the Station, including the right to use the call letters "WOOD-TV" (the "FCC Licenses"), including without limitation those listed in Schedule 2.1(a), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

                 (b) Real Property Interests. (i) All rights of Seller, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, in the leased real property listed on
Schedule 2.1(b), together with, to the extent owned or leased by Seller, all buildings, fixtures and improvements erected thereon (collectively, the "Leased Premises") and (ii) all right, title and interest of Seller in the owned real property listed on Schedule 2.1(b), together with all buildings, fixtures and improvements erected thereon, and all easements and rights-of-way and other appurtenances thereto (collectively, the "Real Property").

                 (c) Tangible Personal Property. The furniture, fixtures, furnishings, machinery, computers, equipment, inventory, supplies, antenna installations, towers, transmitters, generators, office materials and other tangible property of every kind and description maintained, owned, leased or
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otherwise used by Seller in connection with the Business, including without limitation those items set forth and described in Schedule 2.1(c), as well as all replacements thereof and additions thereto.

                 (d) Intellectual Property. The service marks, copyrights, franchises, software, licenses (other than the FCC Licenses), trademarks, trade names, jingles, commercials, other promotional material, slogans, logotypes and other similar intangible assets maintained, owned, used, held for use or otherwise held by Seller in connection with the Business (including any and all applications, registrations, extensions and renewals relating thereto) (the "Intellectual Property"), and all of the rights, benefits and privileges associated therewith.

                 (e) Program Contracts. The program licenses and contracts, under which Seller is authorized to broadcast programs on the Station, listed on Schedule 2.1(e), including (a) all cash and non-cash (barter) program licenses and contracts, and (b) any other such program contracts that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively, the "Program Contracts").

                 (f) Trade-out Agreements. All contracts and agreements (excluding Program Contracts) pursuant to which Seller has sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash, including, without limitation, contracts under which commercial air time availability within a particular program is exchanged for the provision of such program, listed on Schedule 2.1(f) (collectively, the "Trade-out Agreements").

                 (g) Employment Contracts. The employment agreements and talent contracts and all Cash Flow Growth Participation Agreements, and any rights, privileges and benefits thereunder, held by the Station listed on
Schedule 2.1(g) (collectively the "Employment Agreements").

                 (h) Operating Contracts. The broadcast time sales agreements, network affiliation agreements and national and local advertising representation agreements for the Station listed on Schedule 2.1(h), together with all contracts and agreements that will be entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement.

                 (i) LMA Station. The Programming Agreement, a copy of which is provided as Schedule 2.1(i), and any other contracts and agreements relating to the operation of the LMA Station (the "WOTV Contracts").

                 (j) Name. All rights to the name "WOOD-TV" or any logo or variation thereof and the goodwill associated therewith.

                 (k) Prepaid Items. All deposits made by the Station and prepaid expenses of the Station, including, without limitation, those set forth and described in Schedule 2.1(k).

                 (l) Vehicles. The automotive equipment and motor vehicles maintained, owned, leased or otherwise used by Seller in connection with the business and operations of the Station and the LMA Station, including those referred to in Schedule 2.1(c).

                 (m) Files and Records. All engineering, business and other books, papers, logs, files and records pertaining to the Business, including without limitation all ratings reports, advertising customer lists, all sales advertising materials and any information relating to Taxes imposed on the Assets, but not the articles of incorporation, by-laws, minute books, stock transfer records, or other corporate records of Seller, or the original personnel and employment records in relation to the employees of the Business.

                 (n) Auxiliary Facilities. The translators, earth stations, and other auxiliary facilities, and all applications therefor owned, leased or otherwise used by Seller in connection with the Business.

                 (o) Permits and Licenses. All permits, approvals, orders authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned or used by Seller in connection with the Business and all pending applications therefor.

                 (p) Accounts Receivable. All Accounts Receivable arising out of the Business.

                 (q)  Cash and Bank Accounts.  Subject to the provisions of
Section 2.2 (a), all cash and cash equivalents and all bank and lock box accounts pertaining to the Business.

                 (r) Rights and Claims. To the extent they are transferable, all of the rights, claims, credits, causes of action or rights of set-off of Seller against third parties to the extent relating to or affecting the Assets, the Business or the Assumed Liabilities.

                 (s) Warranties. To the extent they are transferable, all vendors', suppliers', manufacturers' and contractors' warranties, representations and guaranties in respect of any Asset.

                 To the extent any of the assets described in Sections 2.1(r) and 2.1(s) are not transferable, Seller shall cooperate with Buyer to obtain all approvals, consents or waivers necessary to convey such Assets to Buyer, and at the request of Buyer, cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefit of such Assets to Buyer. Buyer shall reimburse Seller for any reasonable out of pocket expenses incurred in seeking to provide such benefits.

                 Section 2.2  Excluded Assets.

                 (a) Cash.   Notwithstanding anything to the contrary in this
Agreement, there shall be excluded from the Assets and retained by Seller all cash and cash equivalents in excess of three (3) million dollars held by Seller such as bank balances and rights in and to bank accounts, Treasury Bills and other marketable securities as they exist at the following dates and times: If the Buyer is Ranger, as of 11:59 P.M. (Eastern Standard Time)
on January 1, 1998.   If the Buyer is LIN, as of 11:59 P.M. (Eastern Standard
Time) March 1, 1998. As used herein the term "Accretion Date" shall mean either January 1, 1998 if Buyer is Ranger or March 1, 1998 if Buyer is LIN.

                 (b) Other Assets. Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Seller, to the extent in existence at 11:59 P.M. (Eastern Standard Time) on the date immediately preceding the Closing Date, the following assets (collectively, these assets and the assets excluded pursuant to Section 2.2
(a) are referred to as the  "Excluded Assets"):

                 (i) Insurance. All contracts of insurance and all insurance plans and the assets thereof owned or procured by Seller or Seller's Affiliates.

                 (ii) Employee Plans and Assets. All Plans, Benefit Arrangements, Qualified Plans and Welfare Plans and the assets thereof, other than those agreements listed or described on Schedule 2.1(g).

                 (iii) Personal Property Disposed Of. All tangible personal property disposed of or consumed in the Ordinary Course of Business as permitted by this Agreement.

                 (iv) Right to Income Tax Refunds. Any and all claims of Seller with respect to any Income Tax refunds for any period, or any portion of any period, ending on or prior to the applicable Accretion Date.

                 (v) Certain Books and Records. All of (a) Seller's corporate minute books, stock transfer books, corporate records and corporate seals, and originals of account books of original entry, (b) all of Seller's original personnel and employment records in relation to the employees of the Business; (c) all records prepared by or on behalf of Seller in connection with the sale of the Station, and (d) all records and documents relating to any Excluded Assets.

                 (vi) Rights Under this Agreement. All of Seller's rights under or pursuant to this Agreement.

                 (vii) Securities. All capital stock or other securities (other than cash equivalent marketable securities) of Seller.

                 Section 2.3 Purchase Price. For and in consideration of the conveyances and assignments described herein, and in addition to the assumption of Liabilities as set forth in Section 2.6, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, an amount equal to one hundred twenty five million, five hundred thousand dollars ($125,500,000), plus any additional amounts payable in accordance with Section 2.5, and a reimbursement for any cash contributed to the Business by Seller subsequent to the Accretion Date pursuant to Section 7.1(g)(iii), plus a further additional amount at the Applicable Rate (as defined in Section 2.5) from the date of contribution of such cash (collectively, the "Purchase Price"). The Purchase Price shall be payable as described in Section 2.4.

                 Section 2.4 Payment of Purchase Price; Allocation. Buyer shall deliver the Purchase Price to Seller at the Closing by wire transfer of immediately available federal funds to an account which will be identified by Seller not less than two (2) days prior to the Closing Date. The Purchase Price (including the amount of the Assumed Liabilities) shall be allocated among the Assets based on the value of such Assets in accordance with Section 1060 of the Code. Each party shall reflect such allocation on their forms filed under Section 1060 of the Code and shall file all Tax returns and reports in a manner consistent with such allocation.

                 Section 2.5 Additional Amounts. If the Closing shall occur on a date after January 1, 1998 for any reason other than a breach by the Seller of any of its representations or warranties contained herein or a failure by the Seller to perform any of its obligations hereunder, then, at the Closing, the amount of cash to which the Seller shall become entitled pursuant to Section 2.3 shall be increased by an additional amount equal to $125,500,000 multiplied by a fraction (A) the numerator of which shall be equal to the Applicable Rate (as defined below) multiplied by the number of days from and including: (a) if the Buyer is Ranger, January 1, 1998; or
(b) if the Buyer is LIN, March 1, 1998, to but excluding the date on which the Closing occurs and (B) the denominator of which shall be 365. For purposes of this Section 2.5, the term "Applicable Rate" shall mean a rate of 8% per annum.

                 Section 2.6  Assumption of Liabilities.

                 (a) At the Closing, Buyer shall assume, agree to perform and indemnify Seller from all Liabilities of Seller relating to the Station and the Assets relating to or arising out of the Business or operations of the Station or the Assets in respect of the period prior to the Closing Date (except to the extent such Liabilities constitute Excluded Liabilities) by entering into the Assumption Agreement. The Liabilities assumed pursuant to this Section 2.6 are sometimes referred to herein, collectively, as the "Assumed Liabilities".

                 (b) Buyer shall not assume or be obligated for any, and Seller shall solely retain, pay, perform, defend and discharge all of the following liabilities and obligations of Seller, which shall be "Excluded Liabilities" for purposes of this Agreement:

                 (i) any Taxes which arise from the operation of the Business or the ownership of the Assets prior to the Closing Date;

                 (ii) any liability or obligation of Seller in respect of indebtedness for borrowed money, or any obligation to Seller or its Affiliates, except as expressly provided by this Agreement or disclosed in the Schedules hereto;

                 (iii) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement;

                 (iv) any liabilities or obligations, whenever arising, related to, associated with or arising out of the Plans, Benefit
Arrangements, Qualified Plans and Welfare Plans;

                 (v) any Liability arising under the Assumed Contracts after the Closing Date which is attributable to any improper action or failure to act by Seller in accordance with the terms of such Assumed Contracts prior to the Closing Date, except to the extent reflected as a Liability on the June 30, 1997 balance sheet included in the Financial Statements, or any Liability arising as a result of the transfer or assignment thereof to Buyer without any consent required by the terms thereof, unless and to the extent, in each case, such Liability is reflected on the Financial Statements; and

                 (vi) any Liabilities in respect of the claims, suits, proceedings or investigations described in Schedule 3.24; or

                 (vii) any Liability for which Sellers have indemnified Buyer pursuant to Section 12.2(e).
                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES BY SELLER

                 LCH, Michigan and Broadcasting jointly represent and warrant to Ranger and LIN as set forth below. LCH, Michigan and Broadcasting make no representations or warranties except as set forth in this Agreement.

                 Section 3.1 Organization and Standing. LCH, Michigan and Broadcasting are corporations duly organized, validly existing and in good standing under the laws of the state set forth in the first paragraph of this Agreement and are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction where such qualification is necessary, except for those Jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. LCH and Michigan have the full corporate power and authority to own, lease and otherwise to hold the Assets, to carry on the Business as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby. Broadcasting has the full corporate power and authority to enter into this Agreement and to assign the Option.

                 Section 3.2  Subsidiaries and Investments.   Sellers do not,
directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business (except that Broadcasting owns all of the outstanding capital stock of LCH and Michigan) or (b) otherwise control any such corporation, partnership, joint venture or other entity which is involved in or relates to the Business, except that Seller's indirect parent corporation beneficially owns shares of common stock of LIN.

                 Section 3.3 Authorization. The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the board of directors of each Seller and by any other necessary corporate or shareholder actions of each Seller or its Affiliates (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement has been duly executed and delivered by each Seller and constitutes, and upon execution and delivery each other Seller Document will constitute, valid and binding agreements and obligations of each Seller enforceable against each Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                 Section 3.4 Compliance with Laws. Sellers are in compliance in all material respects with all Laws applicable to Sellers in connection with the Assets, to the Assets, to the Station and to the Business . To the Knowledge of Sellers, the Business is in compliance in all material respects with all Laws applicable to the Business, and Sellers have not received any notice alleging that the Business is in violation of any such Laws. To the Knowledge of Sellers, Sellers possess all material permits, licenses, franchises and other authorizations (collectively, "Permits") necessary for the conduct of the Business as currently conducted, all such permits are valid and in full force and effect and the Business is in compliance with the terms and conditions of such Permits, except to the extent that any such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                 Section 3.5 Assets. Except for leased or licensed Assets (as to which Seller has a valid leasehold or license interest), Sellers are the owners of, and have good and marketable title to, the Assets free and clear of any Encumbrances, except for and subject only to (a) the Permitted Encumbrances, and (b) those Encumbrances listed in Schedule 3.5. At the Closing, Buyer shall acquire good and marketable title to, and all of Sellers' right, title and interest in and to the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. None of Sellers' Affiliates have any right, title or interest in any real, personal or mixed assets, rights, benefits or privileges, tangible or intangible, wheresoever located, owned, leased, used, or held for use in connection with the business and operations of the Station or the LMA Station, except for any interest any such Affiliate may have in any Excluded Assets.

                 Section 3.6 Financial Statements. Schedule 3.6 contains the unaudited balance sheets and related income statements of the Business as of and for the periods ended December 31, 1996 and June 30, 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with the policies and practices of Sellers consistently applied and present fairly in all material respects the financial position and results of operations of the Business as of and for the periods ended December 31, 1996 and June 30, 1997. No Seller is subject to any material Liability with respect to the Business which is required to be shown on a balance sheet prepared in accordance with the policies and practices of Sellers other than Liabilities set forth in the June 30, 1997 balance sheet included in the Financial Statements and Liabilities incurred in the Ordinary Course of Business after June 30, 1997. Without limiting the foregoing, such June 30, 1997 balance sheet includes an accrual of not less than $1,160,257 dollars for amounts payable under the Cash Flow Participation Agreements.

                 Section 3.7 Consents and Approvals; No Violations. (a)To the Knowledge of Sellers, the execution and delivery by the Sellers of this Agreement does not, and the consummation by the Sellers of the transactions contemplated hereby and compliance by the Seller with the provisions hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Sellers or any of their respective subsidiaries under, (i) any provision of the certificate of incorporation, by-laws or comparable organization documents of Sellers (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession franchise or license applicable to Sellers, (iii) assuming all the consents, filings and registrations referred to in the next paragraph are made and obtained, any judgment, order decree statute, law, ordinance, rule or regulation applicable to Sellers or any of their respective properties or assets, other than, in the case of clause (ii), any such violation, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonable be expected to have a Material Adverse Effect.

                 (b) No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Sellers or any of their respective subsidiaries in connection with the execution and delivery of this Agreement by Sellers or is necessary for the transactions contemplated by this Agreement, except (i) applicable filings, if any, pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) such filings with, and orders of, the Federal Communications Commission (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act"), (iii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect or prevent or materially delay the ability of Buyer to consummate the transaction contemplated by this Agreement.

                 Section 3.8 Books and Records. The books and records of Sellers relating to the Business have been maintained in accordance with good business practices and applicable legal, regulatory and accounting requirements, reflect only valid transactions, are complete and correct in all material respects and accurately reflect in all material respects the basis for the financial position and results of operations of the Business.

                 Section 3.9 Accounts Receivable. All accounts receivable of Sellers relating to the Business have arisen from bona fide transactions by Sellers in the Ordinary Course Of Business.

                 Section 3.10 Licenses. (a) The Sellers have all permits, licenses, waivers and authorizations (other than FCC Licenses, but including licenses, authorizations and certificates of public convenience and necessity from applicable state and local authorities), which are necessary for the Sellers to conduct the Business in the manner in which it is presently being conducted (collectively, "Licenses"), other than any Licenses the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers are in compliance with the terms of all Licenses (other than FCC Licenses), except for such failures so to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers have duly performed their respective obligations under such Licenses, except for such non-performance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Knowledge of the Sellers, threatened application, petition, objection or other pleading with any Governmental Entity other than the FCC which challenges or questions the validity of, or any rights of the holder under, any License (other than an FCC License), except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that are applicable to the broadcast industry generally.

                 (b) Except as set forth in Schedule 3.10(b) and except as does not materially adversely affect the operation by the Seller of the
Station: (i) the Seller and those of its subsidiaries that are required to hold FCC Licenses, or that control FCC Licenses, are financially qualified and, to the Knowledge of the Seller, are otherwise qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be; (ii) the Seller and those of its subsidiaries that are required to hold FCC Licenses hold such FCC Licenses; (iii) the Seller is not aware of any facts or circumstances relating to the Seller or any of its subsidiaries that would prevent the FCC's granting the requisite consent to the FCC Form 314 Assignment of License Application to be filed with respect to the transactions contemplated by this Agreement (the "FCC Application"); (iv) the Seller is in material compliance with all FCC Licenses held by it; and (v) there is not pending or, to the Knowledge of the Seller, threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, any FCC License held by Seller except for rule making or similar proceedings of general applicability to persons engaged in substantial the same business conducted by the Station.

                 Section 3.11 Ordinary Course. Since June 30, 1997, the Business has been operated in the Ordinary Course of Business consistent with past practice and there has been no material (i) change in the Business, the Assets or the manner of conducting the Business, (ii) transaction relating to the Assets or the Business outside of the Ordinary Course of Business (iii) lien created or assumed with respect to any of the Assets, except Permitted Encumbrances (iv) liabilities incurred, individually, or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

                 Section 3.12 Real Property and Leased Premises. Seller has made available to Buyer true, correct and complete of all real property leases with respect to the Business, including all amendments, modifications and renewals thereof. There are no parties that have any right of use or occupancy derived from or granted by Sellers to all or any portion of the Leased Premises.

                 Section 3.13 Taxes. Seller has timely filed, or has had filed on its behalf, with or has obtained, or has had obtained on its behalf, a filing extension from the appropriate federal, state, local and foreign governments or governmental agencies with respect to, all Tax returns required to be filed by Seller or on behalf of Seller on or prior to the date hereof for all Taxes. All Taxes shown to be payable on such Tax returns have been paid in full. All written assessments of Taxes due and payable by, on behalf of or with respect to Seller, which if unpaid might result in a lien upon any of the Assets after giving effect to the transactions contemplated hereby, have been paid by or on behalf of Seller, or are being contested in good faith by appropriate proceedings. All amounts required to be withheld by Seller from employees for income taxes, social security and other payroll taxes have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon Seller's books and records. None of the Assets is required to be treated as being owned by a person other than Seller pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                 For purposes of this Agreement, the term "Tax" shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to the United States of America or any State, local or foreign governmental entity, whether computed on a separate, consolidated, unitary, combined or any other basis; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

                 Section 3.14 Personal Property Leases. Schedule 3.14 contains a list of each written lease or other agreement or right, under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in or relating to the Business and which is not terminable by Seller without penalty on 30 days' notice or less and which provides for annual rentals in excess of $50,000.

                 Section 3.15 Employees. Schedule 3.15 contains a list of all the titles of individuals employed by Seller in connection with the Business as of the date hereof and the then current rate of compensation for such employees.

                 Section 3.16 Employee Relations.

                 (a) Seller has complied in respect of the Business in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 (b) There is no (i) unfair labor practices charge or complaint against Seller pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the Knowledge of Seller, none is threatened, (ii) strike, slowdown or work stoppage with respect to the employees of the Business, of which Seller is aware, pending against Seller and, to the Knowledge of Seller, none is threatened, (iii) written employee grievance of which Seller has notice pending against Seller and, to the Knowledge of Seller, none is threatened,
(iv) arbitration proceeding arising out of or under any collective bargaining agreement pending against Seller and, to the Knowledge of Seller, none is threatened, or (v) pending demand for recognition as the collective bargaining representative with respect to any employee of the Business by any labor or group of employees.

                 Section 3.17 Contracts. The Assumed Contracts do not omit any lease, contract, agreement or understanding that is material to the operation of the Business. Each of the Assumed Contracts is a valid and binding agreement of the applicable Seller and, to the Knowledge of Seller, is in full force and effect. To the Knowledge of Seller, no event or condition has occurred or exists or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute a material default or breach by the applicable Seller or any other party under any of the Assumed Contracts. The applicable Seller enjoys peaceful and undisturbed possession under all leases or licenses with respect to any of the Assets or under which any portion of the Business is operating. No Seller is a party to and the Business and the Assets are not bound by, any contract, agreement, instrument, lease, license, arrangement or understanding which has had, or is expected to have, a Material Adverse Effect.

                 Section 3.18 Employee Benefit Plans. Schedule 3.18 lists all "Employee Benefit Plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs with respect to the Business maintained by Sellers or any of their affiliates or to which Sellers or any of their affiliates contributed or is obligated to contribute thereunder with respect to which any Employee participates (the "Plans"). Copies of the summary plan descriptions related to the Plans thereto have been made available or delivered to Buyer.

                 Section 3.19 Intellectual Property.

                 (a) No person has made , or, to the Knowledge of Seller, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any patents, trade secrets, trademarks or trade names, trademark or trade name registrations, service marks or service mark registrations, copyrights or copyright registrations or any other proprietary or trade rights of any third party.

                 (b) There are no actions or proceedings pending or, to the Knowledge of Seller, threatened, which challenge the right of Seller to make, use or sell products or services embodying, and, to the Knowledge of Seller, no person is infringing or otherwise violating, the Intellectual Property.

                 Section 3.20  Environmental Matters.

                 (a) The following definitions shall apply to the terms listed below when used in this Agreement:

                 "Environmental Law" means any U.S. local, county, state and/or federal law or regulation that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including, without limitation, under CERCLA or any other similar federal, state, local and/or county laws or regulations, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

                 "Environmental Permits" has the meaning set forth in
Section 3.20.

                 "Hazardous Substance" means any substance that is regulated under any Environmental Law or is deemed by any Environmental Law to be "hazardous," "toxic," a "contaminant," "waste," a source of contamination or a pollutant.

                 "Release" means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

                 "Remedial Action" means actions required by Environmental Law to: (i) clean up, remove, treat or in any other way address Hazardous Substances; and (ii) prevent the Release, or minimize the further Release, of Hazardous Substances.

                 (b)  Except as set forth on Schedule 3.20:

         (i) To Seller's Knowledge, with respect to the Business, Seller is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental bodies, including those relating to the use of the Assets and operation of the Business.

        (ii) To Seller's Knowledge, all material environmental permits, certificates, licenses, approvals, registrations and authorizations required for operating the Business ("Environmental Permits") are listed on
Schedule 3.20 and any that are not transferable are so designated. Seller has not received any written notice that (i) such Environmental Permits are not in full force and effect or (ii) Seller is not in compliance in all material respects with the terms of such Environmental Permits.

       (iii) To Seller's Knowledge, there are no underground storage tanks or surface impoundments in, on or under any properties or facilities that are used or have been used by the Seller for the storage of products or any other substance, nor to Seller's Knowledge, except as set forth in Schedule 3.20 have any underground storage tanks or surface impoundments ever been located in, on or under any such properties or facilities. To Seller's Knowledge, there are no friable asbestos or equipment owned by the Company containing polychlorinated biphenyls, located in, on or under such properties or facilities.

       (iv) To Seller's Knowledge, the transactions contemplated by this Agreement will not require any governmental approvals under Environmental Law, except as set forth on Schedules 3.20, including, without limitation, those that are triggered by sales or transfers of business or real property.

        (v) To Seller's Knowledge, the on-site operations of the Business have not, and do not now, involve the generation, transportation, treatment, recycle or disposal of Hazardous Substances except for amounts that would qualify Seller's facilities or operations as a small quantity generator or a conditionally exempt small quantity generator. (vi) Seller has complied with the property transfer requirements of M.C.L.A. 324.20116.

         Notwithstanding anything contained in this Section 3.20 to the contrary, (x) no representation or warranty made by Seller in this
Section 3.20 shall apply to compliance by Seller with any applicable Environmental Law, it being expressly understood and agreed that any and all representations and warranties of Seller with respect to the compliance by Seller with any applicable Environmental Law are set forth below, (y) Buyer has the option to perform an environmental audit pursuant to Section 3.20 of this Agreement and (z) no representation or warranty made by Seller in this
Section 3.20 shall apply to compliance by any such party with respect to any applicable building, zoning, safety or fire laws, ordinances, resolutions or codes, it being expressly understood and agreed that any and all representations and warranties of Seller with respect to such matters are set forth in Schedule 3.20.

                 Section 3.21 Entire Business; Condition of Assets. The Assets, the FCC License and the Consulting Agreement constitute all of the assets, properties and rights, together with the services of the employees and the other rights Buyer will obtain under this Agreement, necessary to conduct the Business in all respects as currently conducted and there are no material Assets of the Business that Seller will retain following the Closing. To the Knowledge of Seller, there are no (i) material structural defects in any of the buildings or other improvements situated on the Leased Premises or the Real Property or (ii) building systems, structures, improvements, fixed assets or equipment owned, leased or used by Seller and required for the conduct of the Business as currently conducted that are not in all material respects in good condition and working order, normal wear and tear excepted, and adequate in quality and quantity for the current normal operation of the Business.

                 Section 3.22 FCC Reports. All notices, reports, forms and other statements required to be filed by Seller with the FCC relating to the Station and, to the Knowledge of Seller, relating to the LMA Station, have been filed and complied with in all material respects and are complete and correct in all material respects as filed.

                 Section 3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Seller.

                 Section 3.24 Litigation. Except as set forth on Schedule 3.24, there is no litigation, proceeding or investigation pending, or to Seller's Knowledge threatened, against Seller relating to the Business or the Assets, which if adversely determined would have a Material Adverse Effect, or, as of the date hereof, questions the validity of this Agreement or any action to be taken by Seller in connection with the consummation of the transactions contemplated hereby or would otherwise prevent or result in a material delay of the consummation of the transactions contemplated hereby. The Station, the Assets and to the Knowledge of Sellers, the LMA Station, are not subject to any order, writ, injunction or decree of any court or Governmental Authority other than orders of the FCC.

                 Section 3.25 Transactions With Affiliates; Services Contracts. Except for the Consulting Agreement and the transactions as set forth in Schedule 2.1(h), Seller is not a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of any Station, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Affiliate of Seller, or any officer, director, employee, proprietor, partner or shareholder of Seller.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES BY RANGER AND LIN

                 Ranger represents and warrants to Seller as follows:

                 Section 4.1 Organization and Standing. Ranger is a corporation duly organized, validly existing and in good standing under the laws of the state set forth in the first paragraph of this Agreement and by the Closing Date will be duly qualified to do business as a foreign corporation where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Ranger's ability to perform its obligations under this Agreement. Ranger has the full corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

                 Section 4.2 Authorization. The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Ranger (none of which actions has been modified or rescinded and all of which actions are in full force and effect), including approval of its board of directors. This Agreement has been duly executed and delivered by Ranger and constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Ranger, enforceable against Ranger in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                 Section 4.3  Consents and Approvals; No Violations.

                 (a) The execution and delivery by Ranger of this Agreement does not, and the consummation by Ranger of the transactions contemplated hereby and compliance by Ranger with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of Ranger,
(i) any provision of the certificate of incorporation or by-laws of Ranger,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Ranger or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ranger (or any of its affiliates) or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonably be expected to prevent or result in a third party materially delaying the consummation of the transactions contemplated herein.


                 (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Ranger (or any of its affiliates) in connection with the execution and delivery of this Agreement by Ranger or is necessary for the consummation of the transactions contemplated by this Agreement, except (i) applicable filings, if any, pursuant to the HSR Act, (ii) such filings with, and orders of, the FCC as may be required under the Communications Act, (iii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains and real property transfer and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or result in a third party materially delaying the consummation of the merger.

                 Section 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Ranger except for the Chase Manhattan Bank and Chase Securities, Inc., whose fees and expenses will be paid by Ranger in accordance with Ranger's agreements with such firms.

                 Section 4.5 FCC Licenses of Ranger and Affiliates. Ranger and any of its affiliates that are required to hold FCC Licenses, or that control FCC Licenses, are financially qualified and, to the Knowledge of Ranger and such affiliates, are otherwise qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be. Ranger is not aware of any facts or circumstances relating to Ranger or any of its affiliates that would prevent the FCC's granting the requisite consent to the FCC Application (other than as set forth in Schedule 4.5) Each broadcast station owned, controlled or operated by Ranger or any pending or, to the Knowledge of Ranger and its affiliates is in material compliance with all FCC Licenses held by it. There is not pending or, to the Knowledge of Ranger and its affiliates, threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, any FCC License held by Ranger or any of its affiliates, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the broadcast stations owned, controlled or operated by Ranger or any of its affiliates.

                 Section 4.6  FCC Application.   To Ranger's Knowledge and
except as set forth in Schedule 4.6, Ranger and its affiliates are qualified under Current FCC Policy to hold, or control the entities which hold or will hold, the FCC Licenses currently held or controlled by Seller and to be held by Ranger or any person under common control with Seller after the Closing. Ranger is not aware of any facts or circumstances relating to Ranger and its Affiliates that would under Current FCC Policy prevent or materially delay a grant of the FCC Application.

                 Section 4.7 Ownership and Operations of Ranger. Ranger was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Merger Agreement. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Ranger has no and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or own or lease any real property.

                 Section 4.8 Attributable Interests. Schedule 4.8 contains a list of all media properties in the Grand Rapids Designated Market Area in which Ranger or any of its affiliates have any "attributable interest" as defined in the FCC rules as of the date hereof.

                 LIN represents and warrants to Seller as follows:

                 Section 4.9 Organization and Standing. LIN is a corporation duly organized, validly existing and in good standing under the laws of the state set forth in the first paragraph of this Agreement and by the Closing Date will be duly qualified to do business as a foreign corporation where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on LIN's ability to perform its obligations under this Agreement. LIN has the full corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

                 Section 4.10 Authorization. The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of LIN (none of which actions has been modified or rescinded and all of which actions are in full force and effect), including approval of its board of directors and approval of a majority of its independent directors. This Agreement has been duly executed and delivered by LIN and constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of LIN, enforceable against LIN in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                 Section 4.11 Consents and Approvals; No Violations. (a) The execution and delivery by LIN of this Agreement does not, and the consummation by LIN of the transactions contemplated hereby and compliance by LIN with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of LIN, (i) any provision of the certificate of incorporation or by-laws of LIN, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to LIN or
(iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LIN (or any of its affiliates) or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonably be expected to prevent or result in a third party materially delaying the consummation of the transactions contemplated herein.

                 (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to LIN (or any of its affiliates) in connection with the execution and delivery of this Agreement by LIN or is necessary for the consummation of the transactions contemplated by this Agreement, except (i) applicable filings, if any, pursuant to the HSR Act, (ii) such filings with, and orders of, the FCC as may be required under the Communications Act, (iii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains and real property transfer and, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or result in a third party materially delaying the consummation of the merger.

                 Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

                 Section 4.13 FCC Licenses of LIN and Affiliates. LIN and any of its affiliates that are required to hold FCC Licenses, or that control FCC Licenses, are financially qualified and, to the Knowledge of LIN and such affiliates, are otherwise qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be, LIN and any of its affiliates that are required to hold FCC Licenses hold such FCC Licenses. LIN is not aware of any facts or circumstances relating to LIN or any of its affiliates that would prevent the FCC's granting the requisite consent to the FCC Application. Other than as set forth in Schedule 4.13 each broadcast station owned, controlled or operated by LIN and its affiliates is in material compliance with all FCC Licenses held by it. There is not pending or, to the Knowledge of LIN and its affiliates, threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, any FCC License held by LIN or any of its affiliates, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the broadcast stations owned, controlled or operated by LIN or any of its affiliates.

                 Section 4.14 FCC Application. LIN and its affiliates are legally, financially and otherwise qualified to hold, or control the entities which hold or will hold, the FCC Licenses currently held or controlled by the Company or to be held by LIN or any person under common control after the Effective Time, and is not aware of any facts or circumstances that might prevent or delay prompt consent to or waivers for the FCC Application.

                                   ARTICLE 5

                      COVENANTS AND AGREEMENTS OF SELLER

                 Seller covenants and agrees with Ranger and LIN as follows:

                 Section 5.1 Negative Covenants. Pending and prior to the Closing, Seller will not, except in the Ordinary Course of Business, without the prior consent of Ranger, which consent will not be unreasonably withheld, conditioned, or delayed, do or agree to do any of the following:

                 (a) Change in the Business. Make any material change in the Business or the operations of the Station, except as required by lawful authorities. The conversion of the Station to digital programming and broadcast format shall not be deemed to be a material change in the operations of the Station.

                 (b) Dispositions; Mergers; Cash. Sell, assign, lease or otherwise transfer or dispose of any of the Assets other than in the Ordinary Course of Business; or create or suffer to exist any Encumbrance on the Assets, except Permitted Encumbrances, other than in the Ordinary Course of Business, and with a book value of not more than $200,000; or remove cash from the Business other than in connection with the conduct of the Business or as otherwise expressly permitted under this Agreement; or merge or consolidate with or into any other entity or enter into any contracts or agreements relating thereto.

                 (c) Network Affiliation Agreements and Local Marketing Arrangements. Acquire or enter into any network affiliation agreements, local marketing arrangements, programming contracts, joint operating agreements, time brokerage agreements or other similar contracts, or exercise the Option.

                 (d) Breaches. Do or omit to do any act which will cause a material breach of any material Assumed Contract.

                 (e) Capital Expenditures. Make any capital expenditure, or enter into any contract or commitment therefor, in excess of one (1) million dollars in the aggregate from the date of this Agreement until December 31, 1997, and two (2) million dollars in the aggregate in 1998.

                 (f)  Amendments or Waivers to Assumed Contracts.  Subject to
Section 8.2(d), amend or consent to the amendment of any of the Assumed Contracts, the aggregate effect of which is to cause the terms of such Assumed Contract to be materially less favorable than prior to such amendment or consent to amendment, or waive any rights of Seller pursuant to the Assumed Contracts.

                 (g) Change in Accounting Policies. Except as required by generally accepted accounting principles, make any change in the accounting policies applied in the preparation of the Financial Statements.

                 (h) Cancellation of Claims. Cancel or agree to cancel without fair consideration therefor any material debts owed to or material claims held by Seller in respect of the Business (including the settlement of any material claims or material litigation).

                 (i) Employee Matters. Enter into or become subject to any employment, labor, union, or professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee, except in the Ordinary Course of Business.

                 (j) Actions Affecting FCC Licenses. Take any action which may jeopardize the validity or enforceability of or rights under the FCC Licenses.

                 (k) Affiliated Transactions. Enter any transaction with any Affiliate of Seller regarding the operation of the Station, including, without limitation, any renewal, extension, modification or other change in, any existing contract or agreement to which an Affiliate of Seller is a party or any other transaction regarding the operation of the Station involving an Affiliate of Seller which will have continued effectiveness after the Closing Date.

                 (l) Agreements and Commitments. Agree or commit to do or authorize any of the foregoing.

                 (m) Tax Matters. From the Accretion Date until the Closing Date, except to the extent required by law, make or revoke any Tax election or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes.

                 Section 5.2 Affirmative Covenants. Pending and prior to the Closing Date, Seller will:

                 (a) Preserve Existence. Preserve its corporate existence and business organization intact, maintain its existing franchises and licenses, use commercially reasonable efforts to preserve the relationships of the Station with suppliers, contractors, licensors, employees, customers and others having business relations with the Business and keep all Assets substantially in their present condition, ordinary wear and tear excepted.

                 (b) Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 7.1(h) , (i) carry on the businesses and activities of the Station, including without limitation, the sale of advertising time, entering into other contracts and agreements, or purchasing and scheduling of programming, in the Ordinary Course of Business consistent with past practices; (ii) pay or otherwise satisfy all obligations (cash and barter) of the Station in the Ordinary Course of Business; (iii) maintain normal collection practices; (iv) continue to make planned capital expenditures through December 31, 1997 (estimated to be $650,000 in the aggregate from the date of this Agreement); and (v) maintain its books of account, records, and files in substantially the same manner as heretofore.

                 (c) Maintain FCC Licenses. Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses, the Communications Act and the rules and regulations of the FCC.

                 (d) Network Affiliation. Use commercially reasonable efforts to maintain in full force and effect Seller's present network affiliation agreements for the Station (and any and all modifications and renewals thereof).

                 (e) Assumed Contracts. Pay and perform its obligations in the Ordinary Course of Business under the Assumed Contracts and the Consulting Agreement in accordance with the respective terms and conditions of such Assumed Contracts and the Consulting Agreement.

                 (f) Consulting Agreement. Use commercially reasonably efforts to maintain in full force and effect and shall not waive any of its rights pursuant to, the Consulting Agreement.

                 (g) Taxes. Pay or discharge all Taxes when due and payable in the Ordinary Course of Business, except any Taxes contested in good faith.

                 (h) Corporate Action. Take all corporate action (including, without limitation, all shareholder action) under the Laws of any state having jurisdiction over Seller necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

                 (i) Access. Cause to be afforded to representatives of Buyer reasonable access during normal business hours to offices, properties, assets, books and records, contracts and reports of the Station and the LMA Station, as Buyer shall from time to time reasonably request.

                 (j) Insurance. Maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

                 (k) Cash Balance. Seller will have on hand, after giving effect to the retention of cash and cash equivalents contemplated by Section 2.2(a), not less than three (3) million dollars in cash or cash equivalents in the Business on the Accretion Date.

                 (l) Real Estate Liens. Prior to Closing Seller will satisfy and discharge any liens on the Real Property that may be discharged or satisfied by the payment of money.

                 Section 5.3  Confidentiality.

                 (a) Seller and its Affiliates shall, at all times, maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer. Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of its disclosure to Seller; (b) becomes publicly known or available other than through disclosure by Seller; (c) is received by Seller from a third party not actually known by Seller to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Seller. Notwithstanding the foregoing provisions of this Section 5.3(a), Seller may disclose such confidential information (a) to the extent required or deemed advisable to comply with applicable Laws; (b) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (c) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Seller will return to Buyer all documents and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

                 (b) Seller shall, at all times, maintain strict confidentiality with respect to all documents and information relating to the business and operations of the Station, the LMA Station and the Assets. For the purposes of this Section 5.3(b), nothing shall be deemed to be confidential information that: (i) becomes publicly known or available other than through disclosure by Seller (ii) is received by Seller after the Closing by a third party and the Seller does not have Knowledge of such third party being bound by a confidentiality agreement with or obligation to Buyer or (iii) is independently developed by Seller after Closing. Notwithstanding the foregoing provisions of this Section 5.3(b), Seller may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable Laws; (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (z) to any

Governmental Authority in connection with the transactions contemplated hereby.

                 (c) This Section 5.3 shall become null and void and of no force or effect upon a date two years after the date of this Agreement.

                                   ARTICLE 6

                  COVENANTS AND AGREEMENTS OF RANGER AND LIN

                 Ranger and LIN, severally and not jointly, covenant and agree with Seller as follows:

                 Section 6.1  Confidentiality.

                 (a) Ranger and LIN shall, at all times prior to the Closing, maintain strict confidentiality with respect to all documents and information furnished to them by or on behalf of Seller. Nothing shall be deemed to be confidential information, that: (i) is known to a party at the time of its disclosure to the party; (ii) becomes publicly known or available other than through disclosure by the party; (iii) is received by that party from a third party not actually known by that party to be bound by a confidentiality agreement with or obligation to Seller; or (iv) is independently developed by that party. Notwithstanding the foregoing provisions of this Section 6.1, Ranger and LIN may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable Laws; (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, agents, underwriters, lenders, investors and any other potential sources of financing (including the agents and advisors of such potential sources of financing) with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (z) to any Governmental Authority in connection with the transactions contemplated hereby or the financing thereof. In the event this Agreement is terminated in whole or with respect to a party, Ranger and LIN will return to Seller all documents and other material prepared or furnished by Seller relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement.

                 (b) This Section 6.1 shall become null and void and of no force or effect upon a date two years after the date of this Agreement.

                 Section 6.2 Corporate Action. Prior to the Closing, Ranger and LIN shall take all corporate action (including, without limitation, all shareholder action) under the Laws of any State having jurisdiction over the party necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.

                 Section 6.3 No Solicitation; No Hire. Except as provided in this Agreement neither Ranger, nor its Affiliates, shall (1) solicit for employment any executive or employee of the Station or the LMA Station or (2) solicit or employ any person listed on Schedule 6.3, in each case until the earlier of (a) the Closing or (b) three months following the termination of this Agreement in accordance with its terms.

                 Section 6.4  Employee Matters.

                 (a) Buyer shall be solely responsible for the conduct of any negotiations prior to the Closing Date with any union with respect to collective bargaining agreements, if any, or other labor agreements applicable to its employees to be effective after the Closing Date, whether or not at the time of the negotiation such individuals are employees of the Station.

                 (b) Buyer agrees to offer to employ at the Closing each of the employees of Station who are listed on Schedule 6.4(b) (which shall be updated as of the day prior to Closing) and who are employed by Seller immediately prior to the Closing ("Acquired Employees") at the same total aggregate cash compensation levels (i.e., salary plus cash bonus, if any) in effect on the Closing Date, which shall be maintained for at least two years following the Closing Date for all employees who remain employed by the Buyer, including any reasonable salary action approved as of the Closing Date but not yet implemented. Employment with Buyer shall be effective at 12:01 A.M. on the Closing Date, except offers of employment extended to employees receiving short-term disability benefits or on approved leaves of absence with a guaranteed right of reinstatement on the Closing Date which will become effective upon their return to active status at the termination of the short-term disability or approved leaves of absence, respectively. Such persons shall become employees of Buyer and shall initially have positions (including status, offices, titles and reporting requirements), authority, duties responsibilities comparable to those held and exercised by such employee with Station on the Closing Date; provided, however, that Buyer shall in no event be restricted from making such employment decisions after the Closing as it deems appropriate. Buyer agrees to give such employees full credit for the paid time off and sick pay earned or accrued by them during, and to which they are entitled as a result of, their employment by Station, either by allowing such employees such paid time off and sick pay as to which such employees would have been entitled as of the Closing Date under the policies of Station if such employees had remained employees of Station or, upon termination of employment, by making full payment to such employees of the paid time off that such employees would have received had they taken such paid time off.

                 (c) Buyer agrees that effective as of the Closing Date and for at least two years after Closing, it will provide to all Acquired Employees, at a minimum, post-closing group health benefits substantially comparable to those currently offered by Seller ("Post-closing Benefits").

                 (d) To ensure that all Acquired Employees will be actually covered by group health plans of Buyer immediately upon Closing and so that Seller shall have no continuing obligation for providing continuation of medical coverage to Acquired Employees, Buyer shall not offer an "opt out" provision under its group health plan to any Acquired Employee. For purposes of determining whether any Acquired Employee or such employee's covered dependents have satisfied any required co-payments, annual deductibles and out-of-pocket maximums under the terms of the Buyer's group health plan for the calendar year in which their employment with Buyer commences, Acquired Employees and their covered dependents shall be credited with the amount of deductibles and co-payments made by, or on behalf of, such Acquired Employees and their covered dependents under the Seller's group health plan for such year.

                 (e) Buyer shall recognize all service with Seller, including service with predecessor employers that was recognized by Seller, for purposes of the Buyer's benefit plans and programs, including, but not limited to, vacation entitlement, eligibility to participate and vesting in any pension, profit-sharing or stock bonus plan (including one with a cash-or-deferred arrangement), health and welfare plan participation and vesting, and severance pay.

                 (f) Ranger and LIN acknowledge and agree that as of the date and time the Closing is effective, Buyer is considered for purposes of the WARN Act the employer of the employees of Station and that Buyer (and not Station) shall thereupon be responsible for complying with the WARN Act with respect to such employees.

                 (g) Buyer shall indemnify, defend and hold Seller harmless from and against any and all losses, claims and expenses of any kind whatsoever, including, without limitation, attorneys' fees and costs of investigation, resulting from or arising out of (i) the discharge or other termination of employment by Buyer from and after the Closing Date of any employee of Station, including, without limitation, claims for health care coverage or benefits and all compliance obligations (including, without limitation, the obligation to give notice or pay money) of Station or Buyer under the WARN Act, and (ii) the Station Union Contracts from and after the Closing.

                 (h) Buyer agrees to assume Seller's obligations under the Cash Flow Growth Participation Contracts as of the Closing; provided, however, that Buyer shall have the right to amend or terminate the Cash Flow Growth Participation Contracts at any time and in any manner it deems appropriate or desirable. Provided, however, that any termination of such Plan shall not reduce or eliminate any benefit accrued by a Plan participant up to the date of termination (whether or not vested) and participants shall continue to vest in any benefits unvested as of the date of termination through service with the Buyer.

                 (i) As of midnight on the day before the Closing Date, all Station Employees will cease to participate as active employees in or accrue benefits under the Benefit Plans maintained by Seller or in which Seller participates, except for those plans the terms of which provide for termination of participation as of the end of the month in which employment terminates.

                 Section 6.5 Bulk Sales Laws. Ranger and LIN hereby waive compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

                 Section 6.6 Right of First Refusal. LIN and Broadcasting agree that that certain Right of First Refusal Agreement between them, a copy of which is appended hereto as Schedule 6.6, is waived with respect to the transactions contemplated by this Agreement and will be terminated and of no further force or effect with no further action by any party if the Closing occurs or if this Agreement is terminated for any reason except pursuant to
Section 9.1(c). If this Agreement is terminated pursuant to Section 9.1(c), LIN's waiver of the Right of First Refusal Agreement shall terminate and such Right of First Refusal Agreement shall continue in full force and effect with no further action by any party.

                                   ARTICLE 7

         ADDITIONAL COVENANTS AND AGREEMENTS OF RANGER, LIN AND SELLER

                 Section 7.1  Reasonable Best Efforts.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement.

                 (b) Without limiting the foregoing, each of the parties hereto shall use its reasonable best efforts and cooperate in promptly preparing and filing as soon as practicable, following the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms; or (ii) the consummation of the Merger, (y) notifications under the HSR Act and (z) the FCC Application and related filings in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United Stated Department of Justice ("the "Antitrust Division"), the FCC and any other Governmental Entities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or matters relating to the FCC Application.

                 (c) Each of the parties hereto, to the extent applicable, further agrees to file (and, in the case of Buyer to cause its affiliates to file) contemporaneously with the filing of the FCC Application any requests for temporary or permanent waivers of applicable FCC rules and regulations or rules and regulations of other Governmental Entities and in furtherance of those waiver requests to pledge to hold separate, to place in trust and/or to divest any of the businesses, product lines or assets of (A) LIN or any of its subsidiaries at any time after the Effective Time or (B) Buyer or any of its affiliates at any time prior to, on or after the Effective Time (collectively, "Divestitures"), in each case as may be required under Current FCC Policy to obtain approval of the FCC Application and other governmental approvals in order to permit consummation of the transactions contemplated by this Agreement prior to the Termination Date and to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Entity may ask with respect to such waiver requests.

                 (d) Ranger further covenants that, prior to the Closing, neither it nor any of its affiliates shall acquire any new or increased "attributable interest," as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control with the Station by Ranger and its Affiliates following the Closing Date (including by virtue of the FCC's multiple ownership limits), without the prior written consent of Seller.

                 (e) In connection with, but without limiting, the foregoing Subsections 7.1(a) through (d), Ranger, LIN and Seller shall use their reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") or any laws, rules or regulations of the FCC or other Governmental Entities relating to the broadcast, newspaper, mass media or communications industries (collectively, "Communications Laws") and will take all necessary and proper steps (including, without limitation, any Divestitures) as may be required (i) for securing the termination of any applicable waiting period or for the approval of the FCC Application under the Antitrust Laws or Communications Laws, in each case in order to permit the consummation of the Merger and other transactions contemplated hereby prior to the Termination Date or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental Entity challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or Communications Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any such transactions.


                 (f) Each of the parties hereto shall promptly provide the others with a copy of any inquiry or request for information (including any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in this Article 7.

                 (g)  Seller shall give prompt notice to Ranger and LIN of
(i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Closing, under any material Assumed Contract, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided, that the delivery of any notice pursuant to the foregoing provisions of this Section 7.1(g) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or
(iii) any capital contribution or cash infusion made by Seller to the Business on a date following the Accretion Date (including the amount thereof and a description of the purpose thereof).

                 (h) Control of Seller's Operations. Notwithstanding any other provision of this Agreement, prior to the Closing Date, control of Seller's television broadcast operations, along with all of the Seller's other operations, shall remain with the Seller. The Seller, Ranger and LIN acknowledge and agree that neither Ranger or LIN nor any of their employees, affiliates, agents or representatives, directly or indirectly, shall, or have any right to control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Closing remain within the complete control and discretion, of the Seller, subject to the terms of
Article 5. The provision of services by LIN under the Consulting Agreement shall not be deemed to be a violation of this covenant.

                 (i) Notification of Certain Matters. If Seller receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Seller's, Ranger's or LIN's ability to consummate the transactions contemplated hereby, or should Ranger, LIN (or their affiliates) or the Seller become aware of any fact (including any change in law or regulations (or any interpretation thereof by the FCC relating to the qualifications of Ranger (and its controlling persons) that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the FCC Licenses, Ranger, LIN or the Seller, as the case may be, shall promptly notify the other parties thereof and shall use all reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Ranger, LIN or Seller, as the case may be, shall give to the other parties prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Ranger, LIN or the Seller, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing date, and (b) the failure of Ranger, LIN or the Seller, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representation or warranties of the parties or the conditions to their respective obligations hereunder.

                 (j) Assistance. If Ranger or LIN requests, Seller will cooperate, and will cause Coopers and Lybrand, LLP to cooperate, in all reasonable respects with the efforts of Ranger to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more offering documents relating to debt financing to be obtained by Ranger, all at the sole expense of Ranger. The Seller (a) shall furnish to Coopers and Lybrand, LLP, as independent accountants to the Seller, such customary management representations letters as Coopers and Lybrand, LLP may require of the Seller in connection with the delivery of any customary "comfort" letters requested by Ranger's financing sources and (b) shall furnish to Ranger all financial statements (audited and unaudited) and other information in the possession of Seller or its representatives or agents relating to the Business as Ranger shall reasonably determine is necessary or appropriate for the preparation of such offering documents. Notwithstanding the foregoing, prior to the Closing, the Seller shall not be required to file or assist Ranger in filing any registration statement with the SEC in connection with Ranger's efforts to finance the transactions contemplated hereby. Ranger will indemnify and hold harmless Seller and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Ranger to finance the transactions contemplated hereby, including, without limitation, any offering documents and other documents related thereto.

                 Section 7.2 Conveyance Taxes. Each of the parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby.

                 Section 7.3 Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of loss or damage prior to the Closing Date, that constitute a Material Adverse Effect, which shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either:

                 (a) proceed with the Closing and receive at Closing, the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Seller otherwise would be entitled, whereupon Seller shall have no further liability to Buyer for such loss or damage; or

                 (b) terminate this Agreement by written notice to Seller, whereupon no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety, except for the provisions set forth in Sections 5.3 and 6.1(which shall survive such termination), shall be deemed null and void and of no further force and effect.

                 Section 7.4 Public Announcements. Seller Ranger and LIN shall consult with each other before issuing (or permitting any of their respective Affiliates to issue) any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue (or permit any of their respective Affiliates to issue) any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party (or any such Affiliate) may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Seller, Ranger or LIN (or any Affiliate of Ranger or LIN or Seller) is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

                 Section 7.5 Notice and Cure of Breach. If any party hereto shall, prior to the Closing, obtain actual knowledge of any alleged or actual breach of any representation, warranty or covenant by any other party, it shall give prompt notice to such other party of the existence and nature of such alleged or actual breach and, if circumstances giving rise to such alleged or actual breach of the representation, warranty or covenant shall have been corrected to the reasonable satisfaction of the notifying party prior to the Closing, the existence of such breach shall not constitute a basis for termination of this Agreement. The failure to provide the notice specified in the first sentence of this Section 7.5 shall not constitute a breach of this Agreement, nor (except to the extent the breaching party's ability to cure such breach is materially prejudiced thereby) shall it constitute a waiver of such alleged or actual breach.

                                   ARTICLE 8

                                  CONDITIONS

                 Section 8.1 Conditions to Obligation of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to Closing of the following conditions:

                 (a) FCC Approval. The FCC shall have approved the FCC Application and such approval shall have become final; provided, that such approval may be subject to Buyer (or its affiliates) making Divestitures as set forth in Article 7. For purposes of this Agreement, FCC approval of the FCC Application shall be deemed to be final if the FCC has taken action approving the transfer of the FCC Licenses for the operation of the Station , except as may be waived in writing by Ranger or LIN, as the case may be, has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal of sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

                 (b) HSR Waiting Period. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                 (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the of the transactions contemplated by this Agreement, which makes the consummation of the of the transactions contemplated by this Agreement illegal.

                 Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions unless waived by the Buyer:

                 (a) Deliveries. Sellers shall have delivered to Buyer all contracts, agreements, instruments and documents required to be delivered by Sellers to Buyer pursuant to this Agreement.

                 (b) Representations and Warranties of the Seller. The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Sellers contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Sellers), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing

Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of Sellers, reasonably be expected to have a Material Adverse Effect, and Buyer shall have received a certificate signed on behalf of an Officer of Seller to such effect.

                 (c) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Seller by an officer of the Seller to such effect.

                 (d) Consents. Seller shall have obtained all necessary consents to the assignment to Buyer of the network affiliation agreements relating to the Station and the LMA Station, the WOTV Contracts and any lease with respect to a transmitter site or studio lease. In order to obtain such consents, Seller, with the consent of Ranger, which shall not be unreasonably withheld, may agree to modifications to such agreements.

                 (e) LMA Agreement; Waiver Requests. There shall not have been a material modification or termination of the LMA Agreement which individually or in the aggregate would reasonably be expected to have a materially adverse economic effect on the business, financial condition or results of operations of Seller taken as a whole or a denial by the FCC of any of the waiver requests referred to in Schedule 4.6 (provided that Buyer has made and/or agreed to make any necessary Divestitures pursuant to Section 7.1(c), in each case other than as directed by the FCC under Current FCC Policy. For purposes of this Agreement, the FCC shall be deemed to have acted under Current FCC Policy except to the extent that its action is the result of (i) legislative change enacted after the date of this Agreement,
(ii) FCC action taken after the date of this Agreement in a rule making proceeding, or (iii) application by the FCC Staff of interim decisions, policies or processing guidelines adopted by the FCC Staff with respect to requests for waivers of the duopoly rule, 47 C.F.R. Section 73.3555(b), or the one-to-a-market rule, 47 C.F.R. Section 73.3555(c), or to LMAs, not heretofore applied to transfer applications for stations similarly situated to WOOD-TV.

                 Section 8.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions unless waived by the Sellers:

                 (a) Representations and Warranties of the Buyer. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Buyer contained herein that is subject to a materiality, material adverse effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Buyer), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of Buyer, reasonably be expected to have a material adverse effect and Buyer shall have received a certificate signed on behalf of an Officer of Buyer to such effect.

                 (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

                 Section 9.1 Termination. This Agreement may be terminated at any time prior to Closing:

                 (a) only as to and between Ranger and Seller, by mutual written consent of Ranger and Seller;

                 (b) only as to and between LIN and Seller, by mutual written consent of LIN and Seller;

                 (c) by Ranger or LIN, so long as the terminating party is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any such representation or warranty of Seller shall have been or become untrue, in each case such that the conditions set forth in Section 8.2(b) or Section 8.2(c), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Seller receives written notice thereof from Buyer and further provided that any right of termination under this Subsection (c) shall be effective only as between Seller and the party terminating this Agreement pursuant to this Subsection (c);

                 (d) by Seller as to Ranger or LIN, so long as Seller is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement, on the part of the party with respect to which Seller would terminate this Agreement, set forth in this Agreement, or if any such representation or warranty of that party shall have been or become untrue, in each case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which the party receives written notice thereof from Seller, and further provided that any right of termination under this Subsection (d) shall be effective only as between the Seller and the party as to which the Agreement is terminated under this Subsection (d);

                 (e) by any party if, any permanent injunction or other order, decree, ruling or action by any Governmental Entity preventing the consummation of the transactions contemplated under this Agreement shall have become final and nonappealable; provided that any termination under this Subsection 9.1(e) shall only be as to, and between the Seller and the party to which the injunction, or other order, decree, ruling or action shall have become final and nonappealable; further provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or other order, decree, ruling or action and such failure materially contributed to such imposition;

                 (f) by any party if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to the earlier of (a) nine months following the Effective Time; or (b) December 31, 1998 (the "Termination Date"); and

                 (g) This Agreement will be deemed to be terminated (1) as to Ranger if the Merger Agreement is terminated prior to the Effective Time (as defined therein) for any reason whatsoever in accordance with its terms, and
(2) as to LIN if the Merger Agreement is not terminated prior to the Effective Time, in each case without any further action by any party.

                 Section 9.2 Effect of Termination. Any termination of this Agreement as between Seller, Ranger or LIN shall have no effect on the rights and obligations under this Agreement as between Seller and the non-terminated party and if such termination occurs, this Agreement shall remain in full force and effect as to and between LIN and Seller and the non-terminated party. In the event of the termination of this Agreement as to a party pursuant to Section 9.1, this Agreement shall forthwith become void with respect to such party and there shall be no liability on the part of such party, or any other party hereto with respect to such party ; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

                 Section 9.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions occur.

                 Section 9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 Section 9.5 Waiver. At any time prior to the Closing, any party hereto, to the extent lawful, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies i the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE 10

                              GENERAL PROVISIONS

                 Section 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail(postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Ranger:

                 Ranger Holdings Corp.
                 200 Crescent Court
                 Suite 1600
                 Dallas, Texas  75201
                 Attention:  Lawrence D. Stuart

         with a copy to:

                 Weil, Gotshal & Manges LLP
                 767 Fifth Avenue
                 New York, New York  10153
                 Attention:  Stephen E. Jacobs, Esq.
                             Howard Chatzinoff, Esq.

         If to LIN:

                 LIN Television Corporation
                 One Richmond Square
                 Providence, Rhode Island  02906
                 Attention:  Peter Maloney

         with a copy to:

                 Simpson, Thatcher and Bartlett
                 425 Lexington Avenue
                 New York, New York  10017
                 Attention:  David Chapnick

         If to Sellers:

                 Dennis J. Carey
                 Vice President & General Manager -
                 Corporate Productivity & CFO
                 AT&T Corp.
                 Room 4426E1
                 295 North Maple Avenue
                 Basking Ridge, New Jersey  07920

         with a copy to:

                 Vice President - Law and Secretary
                 AT&T Corp.
                 Room A2029
                 131 Morristown Road
                 Basking Ridge, New Jersey  07920

                 Section 10.2 Parties in Interest. This Agreement shall be binding upon an inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                 Section 10.3 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                 Section 10.4  Governing Law.   This Agreement shall be
governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                 Section 10.6 Additional Actions, Documents and Information. Buyer agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Seller in connection with the consummation of the purchase and sale contemplated by this Agreement. Seller agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Buyer in connection with the consummation of the purchase and sale contemplated by this Agreement.

                 Section 10.7 Expenses and Transfer Taxes. Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Seller and Buyer shall each pay one-half of
(a) any sales (including, without limitation, bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes") applicable to, imposed upon or arising out of the transactions contemplated hereby whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, (b) any FCC filing fees incurred in connection with the assignment of the FCC Licenses, and (c) any fees and expenses incurred in connection with any HSR Filings.

                 Section 10.8 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

                 Section 10.9 Reimbursement for Taxes. Buyer shall reimburse Seller for any Taxes paid by Seller with respect to the Business for the period beginning on the Accretion Date and ending on the Closing Date (the "Reimbursement Period") and the Taxes Buyer is required to reimburse Seller for pursuant to this Section 10.9 shall be referred to herein as the "Reimbursed Tax Amount"). For purposes of this Agreement, the Reimbursed Tax Amount shall equal (a) the sum of (i) the Tax liability of the Business for the Reimbursement Period, computed as if the Business were conducted on a stand alone basis and assuming a maximum tax rate for federal, state and local income tax purposes of 39 percent and (ii) any other Taxes paid by Seller with respect to the Business for the Reimbursement Period less (b) the amount of any Taxes with respect to the Business for the Reimbursement Period paid by Seller from operating cash of the Business during the Reimbursement Period. To the extent the operation of the Business during the Reimbursement Period results in a loss for Tax purposes then the Seller shall reimburse the Buyer in an amount equal to the product of (x) the amount of the taxable loss with respect to the Business for the Reimbursement Period, computed as if the Business were conducted on a stand alone basis and (y) an applicable tax rate of 39 percent (the "Reimbursed Tax Loss Amount"). In calculating the Reimbursed Tax Amount or the Reimbursed Tax Loss Amount, as the case may be, items of income, gain, loss, deduction and credit shall be allocated to the Business in a manner consistent with past practice. Seller shall provide Buyer with a statement (the "Reimbursed Tax Statement") setting forth in reasonable detail calculations of the Reimbursed Tax Amount or the Reimbursed Tax Loss Amount, as the case may be, and Buyer shall have the right to review and approve the Reimbursed Tax Statement for 30 days following the receipt thereof. Seller and Buyer shall attempt in good faith mutually to resolve any disagreements regarding such Reimbursed Tax Statement. If such dispute is not resolved within 45 days, the parties shall jointly retain a nationally recognized independent accounting firm to resolve the dispute. The fees of the independent accounting firm shall be borne equally by Buyer and Seller, and the decision of such independent accounting firm be final and binding on all parties.

                 Section 10.10 Benefit and Assignment. Except as hereinafter specifically provided in this Section 10.10, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto; and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Buyer may assign all of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of it, provided that no such assignment shall relieve Buyer of any of its obligation under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

                 Section 10.11 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto, and the Consulting Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreement, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

                 Section 10.12 Severability. If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

                 Section 10.13 Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

                 Section 10.14 Signature in Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                 Section 10.15 Records. (a) Seller shall retain all original records in its possession after "Closing" (including employment records) that relate to the operations of the Business for a period of three years following the Closing, (b) Buyer shall retain all original records received from Seller at Closing that relate to the operation of the Business for a period of three years following the Closing and (c) Buyer and Seller shall afford authorized representatives of the other party access to the records subject to this Section, upon reasonable notice, for matters arising under the provisions of this Agreement. Nothing herein contained shall or shall be deemed to alter the provisions of Sections 5.3 and 6.1 of this Agreement concerning confidentiality and non-disclosure.

                                  ARTICLE 11

                                  THE CLOSING

                 Section 11.1 Closing. The Closing hereunder shall be held on a date specified by Seller that is not later than ten (10) days following the date that all of the FCC Orders for transfer of the Station have become Final Orders (the "Closing Date"). Subject to the satisfaction (or waiver, if applicable) of all of the conditions set forth in Article 8 The Closing shall be held at 10:00 A.M. local time at the offices of AT&T Corp., 131 Morristown Road, Basking Ridge, N.J. 07921, or at such other time and place as the parties may agree. Notwithstanding the foregoing, a Closing with LIN as the Buyer shall not occur before March 1, 1998.

                 Section 11.2 Delivery by Seller. At or before the Closing, Seller shall deliver to Buyer the following:

                 (a) Agreements and Instruments. The following bills of sale, assignments and other instruments of transfer, dated as of the Closing Date and duly executed by Seller:

                          (i)     the Bill of Sale;

                          (ii)    the Assignment of FCC Licenses;

                          (iii)   the Assignment of Contracts and Leases;

                          (iv)    the Assumption Agreement;

                          (v) deeds in a form reasonably acceptable to Buyer for all Real Property owned by Seller in a form commonly used in the jurisdictions where such Real Property is located; and

                          (vi) Such other instruments of transfer, duly executed by the Seller, as are necessary to transfer the Assets in accordance with applicable Law.

                 (b) Consents. Copies of all consents Seller has been able to obtain to effect the assignment to Buyer of Assumed Contracts.

                 (c) Certified Resolutions. A copy of the resolutions of directors of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby.

                 (d) Officers' Certificates. A certificate of Seller signed by an officer of Seller certifying the matters set forth in Section 8.2(c).

                 (e) Secretary's Certificate. A certificate signed by the Secretary of Seller as to the incumbency of the officers of Seller executing this Agreement or any of the other Seller Documents on behalf of Seller and other customary matters.

                 Section 11.3 Delivery by Buyer. At or before the Closing, Buyer shall deliver to Seller the following:

                 (a) Purchase Price Payment. The Purchase Price in the amount and manner set forth in Article 2.

                 (b) Assumption Agreement. The Assumption Agreement dated as of the Closing Date and duly executed by Buyer.

                 (c) Certified Resolutions. Copies of the resolutions of the directors of Buyer, Certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

                 (d) Officers' Certificate. A certificate of Buyer signed by an officer of Buyer certifying the matters set forth in Section 8.3(b).

                 (e) Secretary's Certificate. A certificate signed by the Secretary of Buyer as to the incumbency of the officers of Buyer executing this Agreement or any of the other Buyer Documents on behalf of Seller and other customary matters.

                                  ARTICLE 12

                           SURVIVAL; INDEMNIFICATION

                 Section 12.1 Survival of Representations. Unless otherwise set forth herein, all representations and warranties, covenants and agreements of Seller and Buyer contained in this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect to the following extent: (a) unless otherwise specified below, representations, warranties and covenants shall survive for a period of one (1) year after the Closing Date, (b) the covenants and agreements in this Article 12 shall continue in full force and effect until fully discharged , (c) the representation and warranties made in Sections 3.1, 3.3, 3.5, 3.13, 4.1, 4.2, 4.9 and 4.10, and the covenants given in Sections 5.1(b), 5.2(b)(iv) and 5.2(k) of this Agreement shall survive indefinitely, (d) the representations and warranties made and covenants given in Sections 3.15, 3.16, 3.18 and 6.4 shall survive for five years, and (e) the representations and warranties made and covenants given in Sections 3.20 shall survive for five years, and (f) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.

                 Section 12.2 Indemnification by Seller. Subject to the conditions and provisions of Section 12.4 and Section 12.5, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Buyer from and against and in any respect of, on a net after-tax and insurance basis, any and all Losses, asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from:
(a) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement or any other Seller Document; (b) any liability which is not an Assumed Liability; (c) any liability for failure by Seller to comply with any applicable bulk transfer laws; (d) any breach by Seller of any covenants of Seller contained in or made pursuant to this Agreement or any other Seller Document or (e) (i) the occupancy, operation, use or control of the Real Property or the Leased Premises prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed pursuant to any Environmental Laws, including, without limitation, any release or storage of any Hazardous Substances on, into, at or from (A) any such owned Real Properties or Leased Premises or (B) any real property or facility owned by a third party at which Hazardous Substances attributable to the operation of the Business were sent prior to the Closing Date by the Business.

                 Section 12.3 Indemnification by Buyer. Subject to the conditions and provisions of Section 12.4 and Section 12.5, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller from, against and with respect of, on a net after-tax and insurance basis, any and all Losses, asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from:
(a) any failure by Buyer to pay, perform or discharge any Liabilities assumed by Buyer pursuant hereto; (b) the business or operations of the Station; (c) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any other Buyer Document; (d) any breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any other Buyer Document or (e) (i) the occupancy, operation, use or control of the Real Property or the Leased Premises after the Closing Date or (ii) the operation of the Business after the Closing Date, in each case incurred or imposed pursuant to any Environmental Laws, including without limitation, any release or storage of any Hazardous Substances on, into, at or from (A) any such Real Properties or Leased Premises or (B) any real property or facility owned by a third party at which Hazardous Substances attributable to the operation of the Business were sent after the Closing Date by the Buyer.

                 Section 12.4  Limitation on Indemnification.
Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses include a Party's incidental or consequential damages. Neither Seller nor Buyer shall be liable to the other in respect of any indemnification pursuant to Sections 12.2(a) or (d) and 12.3(c) except to the extent that (a) the aggregate Losses of the party to be indemnified under this Agreement exceed $250,000 (the "Basket Amount") and then only to the extent of the excess over the Basket Amount, except that this Section 12.4(a) shall not apply to indemnification pursuant to Section 12.2(a) based on any misrepresentation or breach of the representations and warranties of Seller contained in Section 3.20 or indemnification pursuant to Section 12.2(d), and
(b) the aggregate amount of such indemnification, together with all other indemnification by the indemnifying party for Losses of the party to be indemnified under this Agreement is less than fifteen percent (15%) of the Purchase Price, except that this Section 12.4(b) shall not apply to indemnification pursuant to Section 12.2(d) based on any breach by Seller of the covenants contained in Sections 5.1(b), 5.1(c) (but only as (c) relates to network affiliation agreements, local marketing arrangements or the exercise of the Option) or 5.1(e) or Sections 5.2(b)(iv) or 5.2(k).

                 Section 12.5 Conditions of Indemnification. The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 12.5, resulting from any Losses, shall be subject to the following terms and conditions:

                 (a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Losses promptly after the Indemnified Party receives notice thereof, provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

                 (b) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.

                 (c) In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

                 (d) Anything in this Section 12.5 to the contrary notwithstanding (a) if there is a reasonable probability that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (b) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses,(d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith, (e) in the event of a dispute arising under Section 12.2(e), or 12.3(e) Buyer and Seller agree to submit the dispute for resolution to a consultant with expertise in environmental sciences selected jointly by Buyer and Seller. To assist in his/her deliberations, the consultant may review existing data and written materials submitted by the parties, if he/she so determines, and (f) Buyer agrees that it shall not conduct invasive environmental sampling or testing, except as required by Environmental Law, by an order or mandate of a Governmental Authority or as necessary to respond to an emergency situation, unless it has provided Sellers with advance notice of such action in writing, which notice will include an explanation of the reasonable basis for such sampling or testing. Seller shall not indemnify Buyer until and unless it is notified in advance of such sampling or testing activities.

                 IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                          LCH COMMUNICATIONS, INC.

                          By  /s/ Daniel R. Hesse
                          Name:  Daniel R. Hesse
                          Title:


                          RANGER HOLDINGS CORP.
                          By  /s/ Michael Levitt
                          Name:  Michael Levitt
                          Title:  Vice President

                          LIN BROADCASTING CORPORATION

                          By  /s/ Daniel R. Hesse
                          Name:  Daniel R. Hesse
                          Title:

                          LIN TELEVISION CORPORATION

                          By  /s/ Peter Maloney
                          Name:  Peter Maloney
                          Title:  Vice President

                          LIN MICHIGAN BROADCASTING CORPORATION

                          By  /s/ Daniel R. Hesse
                          Name:  Daniel R. Hesse
                          Title:
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                                    ANNEX 1

                                  DEFINITIONS

                 "Accounting Firm" shall have the meaning specified in
Section 2.5.

                 "Accounts Receivable" means all accounts receivable with respect to the Stations as of the end of the broadcast day immediately preceding the Closing Date.

                 "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                 "Assets" shall have the meaning set forth in Section 2.1.

                 "Assumed Liabilities" shall have the meaning specified in
Section 2.6(a).

                 "Assignment of Contracts and Leases" means that certain Assignment of Contracts and Leases, to be dated as of the Closing Date and executed by Seller in form and substance reasonably satisfactory to Buyer and Seller.

                 "Assignment of FCC Licenses" means that certain Assignment of FCC Licenses, to be dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Buyer and Seller.

                 "Assumed Contract" means all contracts, leases and agreements applicable solely to the Business.

                 "Assumption Agreement" means that certain Assumption Agreement, to be dated the Closing Date and executed by Buyer and Seller, in form and substance reasonably satisfactory to Buyer and Seller.

                 "Basket Amount" shall have the meaning set forth in Section
12.4.

                 "Benefit Arrangement" means a benefit program or practice for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

                 "Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Buyer and Seller.

                 "Buyer Documents" shall mean, collectively, this Agreement and the Assumption Agreement.

                 "Cash Flow Participation Growth Agreements" means the agreements relating to Cash Flow Participation Growth Units that are listed on Schedule 2.1(g).

                 "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

                 "Closing Date" means the time and date on which the Closing takes place, as established by Section 11.1.

                 "Code" means the internal Revenue Code of 1986, as amended, and all laws promulgated pursuant thereto or in connection therewith.

                 "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                 "Communications Act" means the Communications Act of 1934, as amended.

                 "Consulting Agreement" means the Agreement entered into among LCH, LIN, and Michigan, dated December 28, 1994, as renewed from time to time.

                 "Current FCC Policy" shall have the meaning set forth in the Merger Agreement.

                 "Divestiture" shall have the meaning set forth in the Merger Agreement.

                 "Effective Time" shall have the meaning set forth in the Merger Agreement.

                 "Encumbrances" mean any mortgages, pledges, liens, security interests, restrictions, defects in title, easements, encumbrances, and any other matters affecting title.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                 "Excluded Assets" shall have the meaning specified in
Section 2.2.

                 "FCC" means the Federal Communications Commission. "FCC Licenses" shall have the meaning specified in Section 2.1(a).

                 "FCC License" means any permit, license, waiver or authorization that a person is required by the FCC to hold in connection with the operation of its business.

                 "FCC Order" means an order or orders of the FCC, or of the Staff of the FCC acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the stations.

                 "Final Order" means an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing have been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed, except in each case as may be waived in writing by Buyer.

                 "Governmental Authority" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

                 "Government Entity" shall have the meaning set forth in the Merger Agreement.

                 "Hart-Scott-Rodino" or HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                 "HSR Filing" shall have the meaning specified in Section
5.2.

                 "Income Taxes" shall mean all federal state and local taxes based upon income earned by Seller which is attributed to income from the Assets which includes all taxes installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

                 "Indemnified Party" and "Indemnifying Party" shall have the respective meanings specified in Section 12.5(a).

                 "Intellectual Property" shall have the meaning specified in
Section 2.1(d).

                 "Knowledge" means to the knowledge of the executive officers of the party to whom such term is being applied, without requiring such executive officers to make or assuming they have made, any investigation of the facts, but is relying on such facts as have actually come to their attention.

                 "Laws" means any federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to the specified Person and to the businesses and assets thereof.

                 "Liabilities" shall mean as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

                 "Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation, reasonable attorney's and other advisor's fees and disbursements.

                 "Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of the Stations taken as a whole, except for any adverse affect resulting from general economic or other conditions applicable to the television broadcast industry in general.

                 "Merger" shall have the meaning set forth in the Merger Agreement.

                 "Operating Contracts" shall mean the contracts referred to in Section 2.1(h).

                 "Ordinary Course of Business" means, with respect to Seller, actions taken in the ordinary course of business consistent with past practices of Seller in relation to the Business or any actions taken pursuant to the requirements of law or contracts existing on the date hereof or permitted to be entered into under Article 5.

                 "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

                 "Permitted Encumbrances" means (a) Encumbrances arising in connection with equipment or maintenance financing or leasing, (b) Encumbrances on Real Property that do not interfere with the use of the Real Property in the operations or business of the Stations, (c) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with generally accepted accounting principles, or (d) Encumbrances that, individually or in the aggregate, do not and would not materially detract from the value of any of the Assets or materially interfere with the use thereof as currently used.

                 "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

                 "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Seller, (b) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (i) a participant therein or
(ii) entitled to benefits thereunder.

                 "Program Contracts" shall have the meaning specified in
Section 2.1(e).

                 "Purchase Price" shall have the meaning specified in
Section 2.3.

                 "Qualified Plan" means a Pension Plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code.

                 "Real Property" means all realty, towers, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements owned, leased, occupied or used in the business and operations of the Station.

                 "Schedules" shall mean the disclosure schedules delivered by Seller to Buyer in connection herewith.

                 "Seller Documents" shall mean, collectively, this Agreement, the Assignment of Contracts and Leases, the Bill of Sale, the Assignment of FCC Licenses, and the Assumption Agreement.

                 "Seller Tax Returns" means all federal, state, local, foreign and other applicable Tax returns, declarations of estimated Tax reports required to be filed by any of Seller (without regard to extensions of time permitted by law or otherwise).

                 "Station Contracts" shall have the meaning specified in
Section 2.1(h).

                 "Taxes" shall have the meaning specified in Section 3.13(n). "Trade-out Agreements" shall have the meaning specified in
Section 2.1(f).

                 "Transfer Taxes" shall have the meaning specified in
Section 14.3.

                 "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.